SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Skillz Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2682707
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

PO Box 445 San Francisco, California	94104
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Class A common stock, par value $0.0001 per share	The New York Stock Exchange
Class B common stock, par value $0.0001 per share	N/A
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-248638

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

Skillz Inc. (f/k/a Flying Eagle Acquisition Corp.) (the “Company” or “Skillz”) hereby amends the registration statement on Form 8-A (File No. 001-39243) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), Class B common stock, par value $0.0001 per share (the “Class B common stock”), and warrants to purchase Class A common stock (“warrants”).

Prior to December 16, 2020 (the “Effective Time”), the Company had units, a single class of common stock and warrants. At the Effective Time, Flying Eagle Acquisition Corp., the Company’s predecessor (“FEAC”), consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated September 1, 2020 (the “Merger Agreement”), with Skillz Inc., a Delaware corporation (“Old Skillz”), and FEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of FEAC (“Merger Sub”) and Andrew Paradise (the “Founder”), solely in his capacity as representative of the stockholders of Old Skillz. The merger was approved by FEAC’s stockholders on December 16, 2020. In connection with the Merger Agreement, Merger Sub merged with and into Old Skillz with Old Skillz surviving the merger as a wholly owned subsidiary of the Company. In addition, in connection with the consummation of the Business Combination, the Company changed its name to “Skillz Inc.”

In connection with the closing of the Business Combination, (i) the issued and outstanding shares of FEAC's Class A common stock were automatically converted, on a one-for-one basis, into shares of Class A common stock and (ii) the issued and outstanding shares of FEAC's Class B common stock were automatically converted , on a one-for-one basis, into shares of Class A common stock; provided that 1,427,112 of such shares delivered into escrow pursuant to the Escrow Earnout Agreement ( defined below) automatically converted, on a one-for- one basis, into shares of Class B common stock. All of FEAC's outstanding warrants became warrants to acquire shares of Class A common stock on the same terms as FEAC's warrants.

In connection with consummation of the Business Combination, the Company, the Founder in his capacity as the representative of the stockholders of Old Skillz, Eagle Equity Partners II LLC (the “Sponsor”), and Continental Stock Transfer & Trust Company, as escrow agent, entered into an escrow agreement (the “Earnout Escrow Agreement”) pursuant to which the Sponsor delivered 10,000,000 of its shares of FEAC Class B common stock into escrow (the “Escrow Shares”) that are subject to forfeiture if certain earn-out conditions described more fully in the Earnout Escrow Agreement are not satisfied. If the earnout conditions are fully satisfied, 5,000,000 Escrow Shares will be released to the Sponsor in the form of shares of Class A common stock, and the other 5,000,000 Escrow Shares will be released to the Old Skillz stockholders who received shares of Skillz common stock as a result of the Business Combination in the form of shares of Class A common stock; provided that shares released to the Founder and a trust for the benefit of his family members will be in the form of Class B common stock, in each case as further described in the Earnout Escrow Agreement.

In addition, the Company’s certificate of incorporation was amended and restated to, among other things, (i) change FEAC’s name to “Skillz Inc.”; (ii) increase the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 401,000,000 shares to 635,000,000 shares, consisting of 625,000,000 shares of common stock, including 500,000,000 shares of Class A common stock, par value $0.0001 per share, 125,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share; (iii) establish the voting rights with respect to shares of Class B common stock; (iv) declassify the board of directors of the Company such that all directors will be elected annually; (v) permit stockholders of the Company to act by written consent in lieu of a meeting until such time that Andrew Paradise beneficially owns less than a majority of the voting power of the capital stock of the Company; (vi) change the required vote to amend the certificate of incorporation and bylaws; and (vii) eliminate certain provisions specific to FEAC’s status as a blank check company.

The description of the Class A common stock, Class B common stock and warrants set forth under the heading “Description of New Skillz Securities” in the Company’s proxy statement/prospectus forming a part of its Registration Statement on Form S-4 (File No. 333-248638), originally filed with the SEC on September 8, 2020 (as thereafter amended and supplemented from time to time, the “Registration Statement”), to which this Form 8-A relates and which is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein. The description of the Class A common stock, Class B common stock and warrants is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Item 2. EXHIBITS.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on December 21, 2020).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on December 21, 2020).

4.1	Form of Specimen Class A common stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on December 21, 2020).

4.2	Form of Specimen Class B common stock Certificate

4.3	Warrant Agreement, dated as of March 5, 2020, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Flying Eagle Acquisition Corp.’s Current Report on Form 8-K filed on March 10, 2020).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Skillz Inc.

Date: December 21, 2020	By:	/s/ Charlotte Edelman
Charlotte Edelman
VP of Legal